UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): May 20, 2010

CEDAR FAIR, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9444	34-1560655
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One Cedar Point Drive,

Sandusky, Ohio 44870-5259

(419) 626-0830

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On May 20, 2010, Cedar Fair, L.P. (“Cedar Fair”) commenced a private offering of $500 million aggregate principal amount of senior unsecured notes due 2020 (the “Notes”). Cedar Fair is updating its disclosure under Item 7.01 of this Current Report on Form 8-K. This information, some of which has not previously been reported, is excerpted from a confidential offering memorandum, dated May 20, 2010, and an investor presentation relating to the offering of the Notes, each of which is being disseminated in connection with the private offering.

Excerpts from offering memorandum:

Competitive strengths

We believe we have the following competitive strengths:

High quality, well-maintained parks. We believe that we are a leading operator of regional amusement parks because we have historically made substantial investments in our park and resort facilities. This has enabled us to provide a wholesome, exciting, quality experience with broad family appeal and, as a result, increase attendance levels and generate higher in-park guest per capita spending and higher revenue from guest accommodations.

Capital investments for new rides and attractions in our parks typically range from $80-90 million per annum, excluding annual maintenance expenses that are included in the operating expense on our income statement. Capital expenditures and maintenance expenses together represented approximately 16-18% of revenue in each of the last three fiscal years.

We allocate capital to parks based on strict return parameters and aim to achieve cash-on-cash returns of 15-25% on investments in new rides, attractions and hotels. To accomplish that goal, we invest in marketable attractions—including an industry-leading portfolio of award-winning rollercoasters—that help drive attendance and have long operating lives and evergreen themes that incur minimal royalty payments and do not require costly re-theming or other reinvestment to keep pace with changing third party intellectual property. As a result of these capital investments, our parks have a variety of award winning thrill rides, including eight of the world’s top 25 steel roller coasters and three of the world’s top 10 wooden roller coasters according to international surveys conducted by Amusement Today. Those surveys have also voted Cedar Point the “Best Amusement Park in the World” for 12 consecutive years.

Each of our parks has also maintained broad family appeal, with designated areas for young children. According to Amusement Today’s survey, Kings Island has had the #1 ranked “Best Kids’ Area” for nine consecutive years and Knott’s Berry Farm was ranked #5 this past year. We continue to pursue additional opportunities for growth at the parks that have a broad family appeal. For example, in 2010, we are introducing the PEANUTS characters and Planet Snoopy, a children’s area, at the five Paramount Parks acquired in 2006. We believe making our parks appealing to the whole family results in higher attendance and greater per capita spending.

Favorable industry dynamics. Regional amusement parks provide an attractive and affordable alternative to large destination parks, particularly in a challenging economic environment. We believe that a leading position in the regional amusement park industry provides a distinct competitive advantage due to a price/ value proposition that compares favorably to other local, out-of-home entertainment options.

Additionally, our regional amusement and water parks are primarily located near major cities with little or no direct competition within their core market area and draw approximately 75% of attendance from within a 150-mile radius.

We are headquartered in Sandusky, Ohio.

Significant barriers to entry. We believe there are significant barriers to entry in the amusement park industry that help our parks to maintain their strong regional market positions:

•

Capital Costs. Construction of a quality regional theme park requires a substantial initial capital investment, and there is generally limited visibility on a newly-constructed park’s return on capital at inception.

•

Real Estate Requirements. Building a new theme park requires a significant plot of developable land, plus additional land for roads and local businesses, including lodging and restaurants, that will be complimentary to the park.

•

Zoning Restrictions. Local governments often believe the negative impact of increased traffic and environmental effects will outweigh the promise of increased tax revenue and job creation, and as a result generally show reluctance to approve zoning for a new theme park.

•

Development Time. We estimate that it takes approximately three years to construct a regional amusement park, with the planning process taking approximately one year (including a feasibility analysis, public approval processes, design development and financing) and construction taking up to two years (including procurement and installation of rides, show facilities and other equipment).

Significant real estate holdings and other assets. We own over 4,700 acres of land, with only one park utilizing leased property under a long-term ground lease through 2039. Our theme parks comprise approximately 4,000 acres of our owned land, including over 1,200 acres of developable land, and we also own approximately 535 acres of land at Geauga Lake near Cleveland, Ohio and 450 acres of land in Lenawee County, Michigan. All of the rides and attractions at the amusement and water parks are owned and operated by us. We also own and operate a number of other complementary assets adjacent to some of our parks:

•

We own and operate four hotel facilities at Cedar Point, including: Castaway Bay, which has a tropical Caribbean theme with 237 hotel rooms centered around a 38,000-squarefoot indoor water park and is the park’s only year-round hotel; Hotel Breakers, which is the park’s largest hotel with more than 600 guest rooms plus dining and lounge facilities, a private beach, lake swimming, a conference/meeting center, one indoor pool and two outdoor pools; Breakers Express, a 350-room, limited-service hotel located near the Causeway entrance to the park; and Sandcastle Suites Hotel, which features 187 suites, a courtyard pool, tennis courts and a waterfront restaurant.

•

We own and operate several other assets at Cedar Point that are complementary to the park’s operations, including: Cedar Point Marina, which is one of the largest full-service marinas on the Great Lakes and provides dockage facilities (including floating docks and full guest amenities) for more than 740 boats; Castaway Bay Marina, which is a full-service marina featuring 160 slips and full guest amenities; Camper Village, which has campsites for more than 100 recreational vehicles; and Lighthouse Point, which offers lakefront cottages, cabins and full-service recreation vehicle campsites.

•	We own the Cedar Point Causeway across Sandusky Bay, which is a major access route to Cedar Point.

•	We own and operate the Knott’s Berry Farm Resort Hotel, a 320-room, full-service hotel that features a pool, tennis courts and meeting/banquet facilities and is located adjacent to Knott’s Berry Farm.

•

We own Worlds of Fun Village, an upscale camping area that offers overnight guest accommodations next to our Worlds of Fun park in 20 wood-side cottages, 22 log cabins and 80 deluxe RV sites, as well as owning campgrounds at both Kings Dominion and Carowinds.

•

We own dormitory facilities that house seasonal and part-time employees near or adjacent to several of our parks, including: Cedar Point, where we own dormitories that house up to 2,800 employees; Kings Dominion, where we own a dormitory that houses up to 440 employees; and Valleyfair, where we own a dormitory that houses up to 420 employees.

Stable and diversified cash flows. We have historically generated stable cash flow as a result of consistent attendance and long-term revenue trends. In addition to favorable industry dynamics historically driving organic attendance growth, we have opportunistically made acquisitions to further our diversity of revenue and market share. As a result, our park portfolio is broadly distributed across North America, establishing a geographic footprint that mitigates regional economic and weather risk, and our revenues and EBITDA are diversified across our parks, so we are not dependent on any one park or region.

We have also used our highly successful holiday events to extend the operating season and generate additional revenue at our parks. In the last decade, Halloween events have been added to most of the Company’s parks and have become meaningful financial contributors. These Halloween events follow in the tradition of Knott’s Scary Farm, the original theme park Halloween event dating back to 1973 at Knott’s Berry Farm. Knott’s Scary Farm has consistently been named one of the “Best Halloween Events in the World” according to Amusement Today, and its immense popularity also paved the way for a Christmas Event, Knott’s Merry Farm.

We believe our stable and diversified cash flow will continue to give us the opportunity to grow, reinvest in our business and service our indebtedness.

Industry-leading operating metrics. We have some of the highest EBITDA margins and cash conversion profiles in the theme park industry. We protect these margins by maintaining our pricing policies and abiding by strict cost controls. On the pricing side, we limit the use of complimentary and heavily-discounted tickets and focus on single-day ticket price integrity with a reasonable season-pass/ single-day ratio. On the cost side, we carefully manage seasonal staffing levels, minimize corporate overhead and require senior management approval for pricing decisions, permanent hiring and corporate travel. Additionally, our management has consistently demonstrated the ability to enhance the performance of acquired assets by enforcing strict cost controls, optimizing pricing policies for tickets and redirecting spending away from intellectual property and towards thrill rides.

Our high operating margins are also aided by our lack of significant licensing fees, as compared to industry peers who incur licensing fees for certain entertainment-themed attractions. Our relatively low licensing fees allow us to redirect expenditures toward thrill rides that will increase attendance, such as Behemoth at Canada’s Wonderland and Diamondback at Kings Island. We believe this is an important reason that we have consistently outperformed our peers in periods of economic uncertainty.

We believe that our ability to maintain industry-leading operating margins will allow us to continue to outperform our peers.

Experienced management team. The members of our senior management team have an average of 18 years of experience with us and more than 25 years in the amusement park and entertainment industry. The management team is led by Richard L. Kinzel (Chairman, President and Chief Executive Officer), Peter J. Crage (Corporate Vice President of Finance and Chief Financial Officer), and Jacob T. Falfas (Chief Operating Officer) who have 38, 21 and 34 years of experience in the amusement and entertainment industry and 38, 9 and 34 years of experience with Cedar Fair. We believe our experienced and stable management is a key component of our success and will enable us to continue to produce attractive operating results.

Our strategy

Our objective is to maximize our cash flow and operating profitability while providing our guests high-value, high-quality entertainment through a focus on our cornerstones of safety, service, cleanliness, courtesy and integrity. Key elements of our business strategy are:

Pursuing growth in our existing parks. We have an industry-leading portfolio of regional amusements parks that are well capitalized and in excellent condition, along with significant real estate holdings. We believe there are continuing opportunities for us to leverage this high-quality asset base to generate growth in and around our existing parks.

We are constantly looking for ways to increase our revenues by increasing attendance and guest per capita spending, including pursuing the following strategies:

•	We will continue to make prudent capital investments, adding marketable rides and attractions and improving the overall guest experience.

•	We plan to implement innovative ticket pricing strategies to maximize admissions revenue and out-of-park spending on hotels, campgrounds and extra-charge attractions.

•	We plan to add and enhance dining, merchandise and other revenue outlets.

•	We will focus on opportunities to host new seasonal events and other special events.

Because a large portion of our expenses are relatively fixed, incremental attendance gains and increases in guest per capita spending have historically resulted in significant increases in our operating profits.

Maintaining disciplined expense controls. Our management team focuses on fostering a strong culture of accountability that allows us to control operating costs and expenses in all aspects of our business while maintaining a high-quality guest experience. Full-time staff and corporate overhead are kept to a minimum, and seasonal staffing levels are adjusted daily based on expected park attendance. All other costs and expenses are carefully budgeted and controlled to the maximum extent practicable. As a result, we are able to maintain industry leading operating margins, even in the face of a challenging economic environment.

Additionally, we have been able to implement our strategy and cost discipline at the parks that we have acquired throughout the years. For example, through our strict cost controls and other initiatives, we were able to significantly increase park level EBITDA margins at the five Paramount Parks that we acquired in 2006.

We believe that our disciplined approach to costs and expenses will continue to contribute to our industry leading margins and provide us with flexibility during downturns in the economy and in our business.

Extending the traditional operating season. A majority of our amusement parks are seasonal, with virtually all of the operating revenues of these parks generated during an approximate 130- to 140-day operating season that lasts from Memorial Day to Labor Day. We have marketed a number of initiatives to generate business and extend the operating season. Our parks host several successful and popular holiday events which extend the operating season, including award winning Halloween events. Knott’s Scary Farm at Knott’s Berry Farm, for example, has consistently been named one of the “Best Halloween Events in the World” according to Amusement Today. In recent years, Halloween and other special events have been added to most of our parks and have become meaningful financial contributors.

We continuously consider and implement new concepts and initiatives that allow us to maximize the value of our assets through higher utilization.

Adding complementary facilities. Our industry-leading portfolio of regional amusements parks includes significant real estate holdings that we may develop in the future to maximize ancillary revenue at our parks. In the past, we have expanded several of our parks by adding complementary facilities such as campgrounds, lodging, marinas and water parks. Because a portion of visitors to our amusement parks include an overnight stay in their visits, particularly at Cedar Point, we continuously upgrade our resort facilities and other lodging options. We also add branded and non-branded restaurant offerings adjacent to our parks to better serve the desires of our guests and to drive incremental revenue.

We believe that adding and maintaining complementary facilities will allow us to continue to benefit from increased revenues and operating profits.

Summary historical consolidated financial data

EBITDA represents net income (loss) before provision (benefit) for income taxes, interest expense and depreciation and amortization, and Adjusted EBITDA represents EBITDA, as further adjusted to exclude other non-cash items. Indenture Adjusted EBITDA differs from Adjusted EBITDA in that it includes further adjustments to exclude specific items and other adjustments required or permitted in calculating covenant compliance under the indenture governing the notes and the new senior secured credit facilities. We present Adjusted EBITDA and Indenture Adjusted EBITDA because certain of our covenants in the indenture relating to the notes will be tied to a ratio based on these measures.

We believe that the presentation of Adjusted EBITDA and Indenture Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about items that we do not expect to continue at the same level in the future. Further, we believe that Adjusted EBITDA , as historically reported, and Indenture Adjusted EBITDA provide meaningful measures of park-level operating profitability because we have historically used them and plan to use them for measuring returns on capital investments, evaluating potential acquisitions and determining awards under incentive compensation plans. Going forward, we intend to report Adjusted EBITDA and Indenture Adjusted EBITDA, as calculated and presented below.

EBITDA, Adjusted EBITDA and Indenture Adjusted EBITDA are not measurements of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income or cash flows from operating activities computed in accordance with GAAP. EBITDA, Adjusted EBITDA and Indenture Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

A reconciliation of net income (loss) to Adjusted EBITDA to Indenture Adjusted EBITDA is provided below.

	For the years ended December 31,			Three months ended
(In millions)	2009	2008	2007	March 28, 2010	March 29, 2009
Net income (loss)	$35.4	$5.7	$(4.5)	$(39.9)	$(53.3)
Provision for (benefits from) income taxes	14.9	(0.9)	14.2	(57.8)	(31.9)
Interest expense	124.7	129.6	145.6	29.6	28.9
Depreciation and amortization expense	132.8	125.9	130.6	3.9	4.2

EBITDA	$307.8	$260.3	$285.9	$(64.2)	$(52.1)
Gain on sale of other assets (a)	(23.1)	—	—	—	—
Net effect of swaps(b)	9.2	—	—	7.6	—
Other (income) expense, net (c)	1.3	(0.5)	(0.7)	(0.1)	—
Loss on impairment / retirement of fixed assets (d)	0.2	8.4	54.9	—	—
Loss on impairment of goodwill and other intangibles (e)	4.5	87.0	—	—	—

	For the years ended December 31,			Three months ended
(In millions)	2009	2008	2007	March 28, 2010	March 29, 2009
Non-cash equity-based compensation (f)	—	0.7	0.6	—	0.2

Adjusted EBITDA (g)	$299.9	$355.9	$340.7	$(56.7)	$(51.9)
California class action settlement(h)	9.5	—	—	0.7	—
Licensing dispute settlement(i)	2.0	—	—	—	—
Transaction related costs(j)	5.6	—	—	3.8	—
Contract related adjustments(k)	(0.1)	(0.2)	(0.4)	—	—

Indenture Adjusted EBITDA	$316.9	$356.1	$341.1	$(52.2)	$(51.9)

(a)	Reflects the gain on the sale of surplus land near Canada’s Wonderland in Toronto in the third quarter of 2009.
(b)	Represents the removal of the net effect of swaps that do not qualify for hedge accounting, which is a non-cash expense.
(c)	Represents the net effect of: interest income, foreign currency transaction gains and losses, and legal and bank fees related to financing.
(d)	Reflects the non-cash impairment or retirement of fixed assets, primarily related to the closure of the amusement park at Geauga Lake in 2007.
(e)	Represents non-cash impairment charges for the impairment of goodwill and trade names, originally recorded with the Paramount Parks acquisition in 2006.
(f)	Represents non-cash equity-based compensation expense (benefit)
(g)	Represents Cedar Fair, L.P.’s historically reported “Adjusted EBITDA” measure included in the Form 10-K for the year ended December 31, 2009 and included in the Form 10-Q for the quarter ended March 28, 2010.
(h)	Reflects costs associated with the settlement of a California class-action lawsuit ($9.0 million) and $1.2 million of legal and other costs incurred in connection with this settlement.
(i)	Reflects costs associated with the settlement of a licensing dispute.
(j)	Transaction costs represent legal and other expenses related to the terminated merger with Apollo.
(k)	Reflects adjustments for contract-related expenses such as early termination penalties and legal expenses related to contract dispute resolutions, net of gains arising from contract terminations.

Risk factors

Risks related to our indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments on the notes.

We are a highly leveraged company. On an as adjusted basis after giving effect to the Notes offering and the entry into the new senior secured credit facilities (the “Transactions”), we would have had $1,749.0 million face value of outstanding indebtedness as of March 28, 2010 (after giving effect to $12.9 million of outstanding letters of credit and the ability to borrow an additional $88.1 million under the new senior secured revolving credit facility). Our substantial indebtedness could have important consequences for you as a holder of the notes. For example, it could:

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•	limit our flexibility in planning or reacting to changes in business and future business operations;

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indenture governing the notes and the agreements governing other indebtedness;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage; and

•

require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness thereby reducing funds available to us for other purposes, such as making strategic acquisitions, introducing new rides and attractions and exploiting business opportunities.

Furthermore, our interest expense could increase if interest rates increase because all of the debt under our new senior secured credit facilities is variable-rate debt.

Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

We and our subsidiaries may be able to incur substantial indebtedness in the future. Although the terms of the indenture governing the notes and our new senior secured credit facilities will contain restrictions on the Issuers’ and our subsidiaries’ ability to incur additional indebtedness, including secured indebtedness that will be effectively senior to the notes, these restrictions will be subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. As of March 28, 2010, on an as adjusted basis after giving effect to the Transactions, we would have had $88.1 million available for additional borrowing under our new senior secured revolving credit facility (after giving effect to $12.9 million of outstanding letters of credit), all of which would be secured. In addition to the notes and our borrowings under our new senior secured credit facilities, the covenants under any future debt instruments could allow us to incur a significant amount of additional indebtedness. In addition to $300.0 million which is available to us for borrowing under our new senior secured revolving credit facility and the $1,050 million which is available to us for borrowing under the new term loan facility, subject to certain conditions, we have the option to add one or more incremental term loan facilities to the new senior secured credit facilities in an aggregate amount of up to $350.0 million (subject to the conditions thereof, including, with respect to $200 million of such additional incremental term loan facility, compliance with a maximum senior secured leverage ratio of 3.00:1.00) plus the amount of any additional indebtedness that can be incurred pursuant to the terms of our new senior secured credit facilities as in effect on the closing date. The more leveraged we become, the more we, and in turn our noteholders, will be exposed to certain risks described above under “—Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments on the notes.”

Risks related to our business

Turmoil in the credit and capital markets could impede our ability to refinance our long term debt or prevent us from obtaining additional funds required to effectively operate our business, including funds from our new revolving credit facility.

From 2008 through 2010, U.S. and global credit markets experienced significant disruption, making it increasingly difficult for many businesses to obtain financing on acceptable or previously customary terms. Additionally, the volatility in equity markets due to rapid and wide fluctuations in value has resulted in a reduction of public offerings of equity securities. If these conditions persist or worsen, our borrowing costs may increase, and it may be more difficult to secure funding for our operations, including capital expenditures for theme park attractions.

These risks could also impact our long-term debt ratings which would likely increase our cost of borrowing and/or make it more difficult for us to obtain funding. These factors are particularly important given our substantial long-term debt balance as of March 28, 2010 of $ 1,550.0 million (excluding our new senior secured revolving credit facility), on an as adjusted basis after giving effect to the Transactions.

Recent instability in general economic conditions throughout the world could impact our profitability and liquidity while increasing our exposure to counterparty risk.

Unfavorable general economic conditions, such as higher unemployment rates, a constrained credit market, housing-related pressures, and higher prices for consumer goods may hinder the ability of those with which we do business, including vendors, concessionaires and customers, to satisfy their obligations to us. Our exposure to credit losses will depend on the financial condition of our vendors, concessionaires and customers and other factors beyond our control, such as deteriorating conditions in the world economy or in the theme park industry. The unprecedented levels of disruption and volatility in the credit and financial markets have increased our possible exposure to vendor, concessionaires and customer credit risk because it has made it harder for them to access sufficient capital to meet their liquidity needs. This market turmoil, coupled with a reduction of business activity, generally increases our risks related to our status as an unsecured creditor of most of our vendors, concessionaires and customers. Credit losses, if significant, would have a material adverse effect on our business, financial condition and results of operations. Moreover, these issues could also increase the counterparty risk inherent in our business, including with our suppliers, vendors and financial institutions with which we enter into hedging agreements and long-term debt agreements, such as our new senior secured credit facilities. The soundness of these counterparties could adversely affect us. In this difficult economic environment, our credit evaluations may be inaccurate and we cannot assure you that credit performance will not be materially worse than anticipated, and, as a result, materially and adversely affect our business, financial position and results of operations.

Our insurance coverage may not be adequate to cover all possible losses that we could suffer, and our insurance costs may increase.

Companies engaged in the amusement park business may be sued for substantial damages in the event of an actual or alleged accident. An accident occurring at our parks or at competing parks may reduce attendance, increase insurance premiums, and negatively impact our operating results. Although we carry liability insurance to cover this risk, there can be no assurance that our coverage will be adequate to cover liabilities, or that we will be able to obtain adequate coverage should a catastrophic incident occur.

We will continue to use commercially reasonable efforts to maintain sufficient insurance coverage. We cannot assure you, however, that we will be able to obtain adequate levels of insurance to protect against suits and judgments in connection with accidents that may occur in our amusement parks.

Our operations and our ownership of property subject us to environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

We may be required to incur costs to comply with environmental requirements, such as those relating to water resources, discharges to air, water and land; the handling and disposal of solid and hazardous waste; and the cleanup of properties affected by regulated materials. Under these and other environmental requirements we may be required to investigate and clean up hazardous or toxic substances or chemical releases from current or formerly owned or operated facilities. Environmental laws typically impose cleanup responsibility and liability without regard to whether the relevant entity knew of or caused the presence of the contaminants. The costs of investigation, remediation or removal of regulated materials may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to use, transfer or obtain financing regarding our property. We may be required to incur costs to remediate potential environmental hazards, mitigate environmental risks in the future, or comply with other environmental requirements.

If we are unable to protect our customers’ credit card data, we could be exposed to data loss, litigation and liability, and our reputation could be harmed.

In connection with credit card sales, we transmit confidential credit card information securely over public networks and store it in our data warehouse. Third parties may have the technology or know-how to breach the security of this customer information, and our security measures may not effectively prohibit others from obtaining improper access to this information. If a person is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Any security breach could expose us to risks of data loss, litigation and liability and could disrupt our operations and any resulting negative publicity could harm our reputation.

Increased costs of labor and employee health and welfare benefits may reduce our results of operations.

Labor is a primary component in the cost of operating our business. We devote significant resources to recruiting and training our managers and employees. Increased labor costs, due to competition, increased minimum wage or employee benefit costs or otherwise, could adversely impact our operating expenses. In addition, our success depends on our ability to attract, motivate and retain qualified employees to keep pace with our needs. If we are unable to do so, our results of operations may be adversely affected.

Business

Government regulation

Our properties and operations are subject to a variety of federal, state and local environmental, health and safety laws and regulations. Currently we believe we are in substantial compliance with applicable requirements under them. However, such requirements have generally become more strict over time, and there can be no assurance that new requirements, changes in enforcement policies or newly discovered conditions relating to our properties or operations will not require significant expenditures in the future.

Excerpt from investor presentation:

An excerpt from the investor presentation is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 8.01	Other Events

Proposed Senior Unsecured Notes Offering and Entry into New Senior Secured Credit Facilities

On May 20, 2010, Cedar Fair issued a press release announcing its intention to offer, in a private placement, the Notes. In conjunction with the closing of the Notes offering, Cedar Fair expects to terminate its existing credit facilities and enter into a new $1,050.0 million senior secured term loan facility expected to mature in six and a half or seven years after the closing date (the “New Senior Secured Term Loan Facility”) and a new $300.0 million senior secured revolving credit facility expected to mature in five years after the closing date (the “New Senior Secured Revolving Credit Facility, and together with the New Senior Secured Term Loan Facility, the “New Senior Secured Credit Facilities”). Cedar Fair intends to use the net proceeds from the Notes offering, together with borrowings from the New Senior Secured Credit Facilities, to repay in full all amounts outstanding under its existing credit facilities. A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S of the Securities Act. The initial issuance and sale of the Notes will not be registered under the Securities Act, and, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Text of news release issued by Cedar Fair on May 20, 2010, regarding the Notes.

99.2	Slide from investor presentation

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2010	CEDAR FAIR, L.P.
By Cedar Fair Management, Inc., General Partner

	By:	/s/ Peter J. Crage
Peter J. Crage
Corporate Vice President— Finance and Chief Financial Officer